Exhibit 99.1

Daybreak Announces Amended Second Closing on Sale of Louisiana
Oil and Gas Properties;
Updates California Project

SPOKANE, Wash., May 1, 2008 -- Daybreak Oil and Gas, Inc. (OTC Bulletin Board: DBRM.OB) (“Daybreak” or the “Company”), a Washington corporation, today announced that the Company has completed the amended second closing on the sale of its Tuscaloosa Project properties located in Tensas and Franklin Parishes, Louisiana.  On April 30, 2008, Daybreak received $500,000 in exchange for the transfer of 6.25% of the Company's original ownership interest in the properties.  As reported previously, Daybreak received $2,000,000 on January 18, 2008, in exchange for 25% of its interest.  Under terms of the original Purchase and Sale Agreement, Daybreak and the purchaser contemplated two separate closings for 100% of Daybreak's interests for a total purchase price of $8,000,000.  As amended, the final closing in the amount of $5,500,000 for the balance of the Company's interest is scheduled to occur on or before May 31, 2008.  This final closing will be subject to customary allowances.

Timothy Lindsey, President and Chief Executive Officer, commenting from Houston stated: "We are very pleased to continue to move forward toward finalizing the Louisiana property transaction.  The purchaser is nearing completion of due diligence activities and record title determinations to complete the purchase process.  Since announcing the sale of these properties in January, Daybreak has primarily focused on the California East Slopes Project. Final processed 3D seismic data has recently been received by all of the partners and preliminary interpretations indicate a number of potential prospect areas.  The operator has begun the permitting process for approximately 12 possible drilling locations and is assessing rig availability.  I am excited that the East Slopes program is progressing as we now have the final seismic information and have begun to move from the prospect interpretation stage to the pre-drill stage.  Depending on the timing of permit approvals, partner concurrence, and rig availability, it appears that initial drilling could begin as early as July.  Permit restrictions in some areas dictate later drilling operations on prospects in the affected areas.  More details will be released following partner meetings scheduled to occur in May.  The final closings on the Tuscaloosa property sale affords Daybreak the opportunity to capitalize on the current California project as well as the ability to selectively consider other projects which may provide future growth in shareholder value.”

For more information about Daybreak Oil and Gas Inc., please visit its website at www.daybreakoilandgas.com.

Contact:

Tim Lindsey	Telephone:	281-253-4576
	Email:	timl@daybreakoilandgas.com

James Westmoreland	Telephone:	713-829-6062
	Email:	jimw@daybreakoilandgas.com

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995: Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained herein contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "should," "up to," "approximately," "likely," or "anticipates" or the negative thereof or given that the future results covered by such forward looking statements will be achieved. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.